Exhibit 2.1
PURCHASE AND SALE AGREEMENT
BETWEEN
ENCORE OPERATING, L.P.
AS SELLER
AND
CROW CREEK ENERGY II L.L.C.
AS PURCHASER

ARTICLE 1 PURCHASE AND SALE
SECTION 1.1 PURCHASE AND SALE
SECTION 1.2 ASSETS
SECTION 1.3 EXCLUDED ASSETS
SECTION 1.4 EFFECTIVE TIME; PRORATION OF COSTS AND REVENUES
SECTION 1.5 DELIVERY AND MAINTENANCE OF RECORDS
ARTICLE 2 PURCHASE PRICE
SECTION 2.1 PURCHASE PRICE
SECTION 2.2 ADJUSTMENTS TO PURCHASE PRICE
SECTION 2.3 ALLOCATION OF PURCHASE PRICE FOR TAX PURPOSES
SECTION 2.4 DEPOSIT
ARTICLE 3 TITLE MATTERS
SECTION 3.1 SELLER’S TITLE
SECTION 3.2 DEFINITION OF DEFENSIBLE TITLE
SECTION 3.3 DEFINITION OF PERMITTED ENCUMBRANCES
SECTION 3.4 NOTICE OF TITLE DEFECT ADJUSTMENTS
SECTION 3.5 CASUALTY OR CONDEMNATION LOSS
SECTION 3.6 LIMITATIONS ON APPLICABILITY
SECTION 3.7 GOVERNMENT APPROVALS RESPECTING ASSETS
ARTICLE 4 ENVIRONMENTAL MATTERS
SECTION 4.1 ASSESSMENT
SECTION 4.2 NORM, WASTES AND OTHER SUBSTANCES
SECTION 4.3 INSPECTION INDEMNITY
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER
SECTION 5.1 GENERALLY
SECTION 5.2 EXISTENCE AND QUALIFICATION
SECTION 5.3 POWER
SECTION 5.4 AUTHORIZATION AND ENFORCEABILITY
SECTION 5.5 NO CONFLICTS
SECTION 5.6 LIABILITY FOR BROKERS’ FEES
SECTION 5.7 LITIGATION
SECTION 5.8 TAXES AND ASSESSMENTS
SECTION 5.9 COMPLIANCE WITH LAWS
SECTION 5.10 CONTRACTS
SECTION 5.11 PAYMENTS FOR HYDROCARBON PRODUCTION
SECTION 5.12 GOVERNMENTAL AUTHORIZATIONS
SECTION 5.13 PREFERENCE RIGHTS AND TRANSFER REQUIREMENTS
SECTION 5.14 WELLS
SECTION 5.15 OUTSTANDING CAPITAL COMMITMENTS
SECTION 5.16 IMBALANCES
SECTION 5.17 CONDEMNATION
SECTION 5.18 BANKRUPTCY
SECTION 5.19 PUHCA/NGA

SECTION 5.20 INVESTMENT COMPANY
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER
SECTION 6.1 EXISTENCE AND QUALIFICATION
SECTION 6.2 POWER
SECTION 6.3 AUTHORIZATION AND ENFORCEABILITY
SECTION 6.4 NO CONFLICTS
SECTION 6.5 LIABILITY FOR BROKERS’ FEES
SECTION 6.6 LITIGATION
SECTION 6.7 FINANCING
SECTION 6.8 LIMITATION
SECTION 6.9 SEC DISCLOSURE
SECTION 6.10 BANKRUPTCY
SECTION 6.11 QUALIFICATION
ARTICLE 7 COVENANTS OF THE PARTIES
SECTION 7.1 ACCESS
SECTION 7.2 GOVERNMENT REVIEWS
SECTION 7.3 NOTIFICATION OF BREACHES
SECTION 7.4 LETTERS-IN-LIEU; ASSIGNMENTS; OPERATORSHIP
SECTION 7.5 PUBLIC ANNOUNCEMENTS
SECTION 7.6 OPERATION OF BUSINESS
SECTION 7.7 FINANCIAL INFORMATION
SECTION 7.8 PREFERENCE RIGHTS AND TRANSFER REQUIREMENTS
SECTION 7.9 TAX MATTERS
SECTION 7.10 FURTHER ASSURANCES
SECTION 7.11 SECTION AND SCHEDULE AMENDMENTS
SECTION 7.12 SERVICES AGREEMENT
ARTICLE 8 CONDITIONS TO CLOSING
SECTION 8.1 CONDITIONS OF SELLER TO CLOSING
SECTION 8.2 CONDITIONS OF PURCHASER TO CLOSING
ARTICLE 9 CLOSING
SECTION 9.1 TIME AND PLACE OF CLOSING
SECTION 9.2 OBLIGATIONS OF SELLER AT CLOSING
SECTION 9.3 OBLIGATIONS OF PURCHASER AT CLOSING
SECTION 9.4 CLOSING PAYMENT & POST-CLOSING PURCHASE PRICE ADJUSTMENTS
ARTICLE 10 TERMINATION
SECTION 10.1 TERMINATION
SECTION 10.2 EFFECT OF TERMINATION
SECTION 10.3 DISTRIBUTION OF DEPOSIT UPON TERMINATION
ARTICLE 11 POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS
SECTION 11.1 RECEIPTS
SECTION 11.2 EXPENSES
SECTION 11.3 ASSUMED SELLER OBLIGATIONS
SECTION 11.4 INDEMNITIES

SECTION 11.5 INDEMNIFICATION ACTIONS
SECTION 11.6 RELEASE
SECTION 11.7 LIMITATION ON ACTIONS
SECTION 11.8 DISCLAIMERS
SECTION 11.9 WAIVER OF TRADE PRACTICES ACTS
SECTION 11.10 RECORDING
ARTICLE 12 MISCELLANEOUS
SECTION 12.1 COUNTERPARTS
SECTION 12.2 NOTICE
SECTION 12.3 SALES OR USE TAX RECORDING FEES AND SIMILAR TAXES AND FEES
SECTION 12.4 EXPENSES
SECTION 12.5 CHANGE OF NAME
SECTION 12.6 REPLACEMENT OF BONDS, LETTERS OF CREDIT AND GUARANTEES
SECTION 12.7 GOVERNING LAW AND VENUE
SECTION 12.8 CAPTIONS
SECTION 12.9 WAIVERS
SECTION 12.10 ASSIGNMENT
SECTION 12.11 ENTIRE AGREEMENT
SECTION 12.12 AMENDMENT
SECTION 12.13 NO THIRD-PARTY BENEFICIARIES
SECTION 12.14 REFERENCES
SECTION 12.15 CONSTRUCTION
SECTION 12.16 LIMITATION ON DAMAGES
SECTION 12.17 CONSPICUOUSNESS
SECTION 12.18 SEVERABILITY

EXHIBITS

Exhibit “A”	Properties

Exhibit “A-1”	Wells and Units

Exhibit “A-2”	Equipment

Exhibit “B”	Conveyance

Exhibit “C”	Indemnity Agreement

Exhibit “D”	Escrow Agreement

Exhibit “E”	Transition Services Agreement

SCHEDULES

Schedule 1.2(d)	Contracts

Schedule 1.2(e)	Surface Contracts

Schedule 1.2(g)	Pipelines

Schedule 1.2(j)	Field Offices

Schedule 1.4(b)	Effective Time; Proration of Costs and Revenues

Schedule 1.4(c)	Drilling and Completion Costs Prior to Effective Time

Schedule 2.3	Allocation of Purchase Price for Tax Purposes

Schedule 3.3(e)	Liens and Taxes

Schedule 3.3(f)	Other Liens

Schedule 5.7(a)	Litigation

Schedule 5.7(b)	Notice of Non-Compliance

Schedule 5.8	Taxes and Assessments

Schedule 5.9	Compliance with Laws

Schedule 5.10	Contract Matters

Schedule 5.11	Hydrocarbon Production Payments

Schedule 5.12	Governmental Authorizations

Schedule 5.13	Preference Rights and Transfer Requirements

Schedule 5.14	Operated Wells, Non-Operated Wells and Payout Balances

Schedule 5.15	Outstanding Capital Commitments

Schedule 5.16	Imbalances

Schedule 7.6	Operation of Business

Schedule 11.3	Interests Held in Suspense

Schedule 12.6	Bonds

DEFINITIONS
“Adjustment Period” has the meaning set forth in Section 2.2(a).
“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.
“AFE” means authority for expenditure.
“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. “Control” means ownership of fifty percent (50%) or more of the voting interest (stock or otherwise) of such Person.
“Agreement” means this Purchase and Sale Agreement.
“Aggregate Benefit Deductible” has the meaning set forth in Section 3.4(k).
“Aggregate Title Deductible” has the meaning set forth in Section 3.4(j).
“Allocated Value” has the meaning set forth in Section 3.4(a).
“Assessment” has the meaning set forth in Section 4.1.
“Assets” has the meaning set forth in Section 1.2.
“Assumed Seller Obligations” has the meaning set forth in Section 11.3.
“Bonds” has the meaning set forth in Section 6.11.
“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.
“Claim” or “Claims” has the meaning set forth in Section 11.4(a).
“Claim Notice” has the meaning set forth in Section 11.5(b).
“Closing” has the meaning set forth in Section 9.1(a).
“Closing Date” has the meaning set forth in Section 9.1(b).
“Closing Payment” has the meaning set forth in Section 9.4(a).
“Code” has the meaning set forth in Section 2.3.
“Confidentiality Agreement” has the meaning set forth in Section 7.1.
“Contracts” has the meaning set forth in Section 1.2(d).
“Conveyance” has the meaning set forth in Section 3.1(b).
“Cure Period” has the meaning set forth in Section 3.4(c).
“Defensible Title” has the meaning set forth in Section 3.2.

“Deposit” has the meaning set forth in Section 2.4.
“DTPA” has the meaning set forth in Section 11.9.(a).
“Effective Time” has the meaning set forth in Section 1.4(a).
“Environmental Laws” means, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901
et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.
“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Title Claim Date or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Title Claim Date.
“Equipment” has the meaning set forth in Section 1.2(f).
“Escrow Agent” has the meaning set forth in Section 2.4.
“Escrow Agreement” has the meaning set forth in Section 2.4.
“Excluded Assets” has the meaning set forth in Section 1.3.
“Financial Statements” has the meaning set forth in Section 7.7(a).
“Governmental Authorizations” has the meaning set forth in Section 5.12.
“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.
“Imbalance” or “Imbalances” means over-production of Hydrocarbons or under-production of Hydrocarbons or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production of Hydrocarbons or under-production of Hydrocarbons or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation or other location.
“Indemnified Party” has the meaning set forth in Section 11.5(a).
“Indemnifying Party” has the meaning set forth in Section 11.5(a).
“Indemnity Claim” has the meaning set forth in Section 11.5(b).
“Individual Benefit Threshold” has the meaning set forth in Section 3.4(k).
“Individual Environmental Threshold” has the meaning set forth in Section 3.4(j).
“Individual Title Threshold” has the meaning set forth in Section 3.4(j).
“Invasive Activity” has the meaning set forth in Section 4.1.
“Lands” has the meaning set forth in Section 1.2(a).
“Laws” means all statutes, laws, rules, regulations, ordinances, orders, and codes of Governmental Bodies.
“Leases” has the meaning set forth in Section 1.2(a).
“Like-Kind Exchange” has the meaning set forth in Section 7.9(b).
“Material Adverse Effect” means any effect that is reasonably expected to have an adverse effect on the ownership, operation or value of the Assets, as currently operated, in an amount in excess of seven and one-half percent (7.5%) of the Purchase Price; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.
“Minerals and Royalties” has the meaning set forth in Section 1.3(j).
“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NORM” means naturally occurring radioactive material.
“Permitted Encumbrances” has the meaning set forth in Section 3.3.
“Pipelines” has the meaning set forth in Section 1.2(g).
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
“Preference Property” has the meaning set forth in Section 7.8(b).
“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
“Properties” has the meaning set forth in Section 1.2(c).
“Property Costs” has the meaning set forth in Section 1.4(b).
“Purchase Price” has the meaning set forth in Section 2.1.
“Purchaser” means Crow Creek Energy II L.L.C., a Delaware limited liability company.
“Purchaser Indemnitees” shall mean Purchaser, Purchaser’s Affiliates, joint owners and venturers, co-lessees and partners, and Purchaser’s contractors and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.
“Records” has the meaning set forth in Section 1.2(i).
“REGARDLESS OF FAULT” has the meaning set forth in Section 11.4(a).
“Retained Asset” has the meaning set forth in Section 7.8(d).
“Royalty Amounts” has the meaning set forth in Section 11.3.
“Seller” means Encore Operating, L.P., a Texas limited partnership.
“Seller Indemnitees” shall mean Seller, Seller’s Affiliates, joint owners and venturers, co-lessees and partners, and Seller’s contractors, and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.
“Seller Operated Assets” shall mean Assets operated by Seller.
“Services Agreement” shall have the meaning set forth in Section 7.12.
“Surface Contracts” has the meaning set forth in Section 1.2(e).
“Tax Allocated Value” has the meaning set forth in Section 2.3.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.
“Tax Returns” has the meaning set forth in Section 5.8.
“Title Arbitrator” has the meaning set forth in Section 3.4(i).
“Title Benefit” has the meaning set forth in Section 3.2.
“Title Benefit Amount” has the meaning set forth in Section 3.4(e).
“Title Benefit Notice” has the meaning set forth in Section 3.4(b).
“Title Claim Date” has the meaning set forth in Section 3.4(a).
“Title Defect” has the meaning set forth in Section 3.2.
“Title Defect Amount” has the meaning set forth in Section 3.4(d).
“Title Defect Notice” has the meaning set forth in Section 3.4(a).
“Title Defect Property” has the meaning set forth in Section 3.4(a).
“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).
“Units” has the meaning set forth in Section 1.2(c).
“UTPCPL” has the meaning set forth in Section 11.9.(a).
“Wells” has the meaning set forth in Section 1.2(b).

PURCHASE AND SALE AGREEMENT
     This Agreement is executed on May 16, 2007, by and between Encore Operating, L.P., a Texas Limited Partnership, as “Seller” and Crow Creek Energy II L.L.C., a Delaware limited liability company, as “Purchaser”. Seller and Purchaser are collectively referred to herein as “Parties” and individually referred to as a “Party”.
RECITALS
     A. Seller owns various oil and gas properties, either of record or beneficially, more fully described in the Exhibits hereto.
     B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.
     C. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the preceding Definitions section hereof.
     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
PURCHASE AND SALE
     Section 1.1 Purchase and Sale.
     At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser, and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Seller Obligations attributable to the Assets.
     Section 1.2 Assets.
     As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):
          (a) All of the oil and gas leases; subleases and other leaseholds; carried interests; farmout rights; options; and other properties and interests described on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Leases, except for Excluded Assets, or the lands covered thereby or lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

     (b) All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit A-1 attached hereto (the “Wells”);
     (c) Except for the Excluded Assets, all interests of Seller in or to any currently existing pools or units which include any Lands or all or a part of any Leases or any Wells, including those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter collectively referred to as the “Properties”), and including all interests of Seller in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease or the Lands, and all tenements, hereditaments and appurtenances belonging to the Wells, Leases and Units;
     (d) All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, but only to the extent applicable to the Properties and not Seller’s other properties, including but not limited to: operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties, including those identified on Schedule 1.2(d) (hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8 and provided, that “Contracts” shall not include the instruments constituting the Leases;
     (e) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use primarily in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8;
     (f) All equipment, machinery, fixtures and other tangible personal property (including spare parts, owned vehicles and leased vehicles to the extent that the leases covering such vehicles are assignable) and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties, including those identified on Exhibit A-2 (“Equipment”);
     (g) All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, primarily in connection with the operation of the Properties, including those identified on Schedule 1.2(g) (“Pipelines”);
     (h) All Hydrocarbons produced from or attributable to the Leases, Lands, Wells and Units from and after the Effective Time;
     (i) All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; computer and communications software or intellectual property presently used for the operation of the Assets and located on the Properties and within the possession and control of Seller (including codes, tapes, data and program documentation and related technical information); land surveys; logs, interpretive data, technical evaluations and technical outputs, but only to the extent such logs, data, evaluations and outputs are not subject to any third-party confidentiality limitations or transfer restrictions; maps; engineering data and reports; and other books, records, data, files, and accounting and financial records, in each case to the extent related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8, (ii) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions related to the Properties), (iii) reserve studies and evaluations, and (iv) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); and
     (j) The field offices identified on Schedule 1.2(j); and
     (k) Proprietary seismic data or licenses related to the Properties to the extent transferable.
     Section 1.3 Excluded Assets.
     Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):
     (a) all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(i) or proprietary data or licenses shared with third parties that is restricted or not otherwise transferable, without the payment of a fee and copies of any other Records retained by Seller pursuant to Section 1.5;
     (b) all non-proprietary seismic data, including reprocessed geological and geophysical data, and, to the extent not expressly included in Section 1.2(i), all logs, interpretive data, technical evaluations, technical outputs, reserve estimates and economic estimates;
     (c) all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;
     (d) Seller’s area-wide Bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;
     (e) all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;
     (f) all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.5, and (ii) to or under any Bonds or Bond proceeds;
     (g) any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

     (h) a non-exclusive right to freely use any logs, maps, engineering data and reports, reserve studies and evaluations, and other geological or geophysical data and information being transferred as a part of the Assets;
     (i) a non-exclusive license to use the proprietary seismic data related to the Properties and included in the Assets; and
     (j) all fee mineral interest, fee royalty interest and other fee interests in oil, gas and other minerals and all overriding royalty interest, net profits interest, and other non-cost bearing interests in the Properties (the “Minerals and Royalties).
     Section 1.4 Effective Time; Proration of Costs and Revenues.
     (a) Subject to Section 1.5, possession of and title to the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on March 1, 2007 (the “Effective Time”), as described below.
     (b) Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Seller shall be entitled to all Hydrocarbon production from or attributable to Leases, Mineral and Royalties, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.
          For purposes of this Agreement, the terms “earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance and ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and all royalties and other payments due to third parties in respect of Hydrocarbon production or the sale thereof and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, or, if none, the amounts shown under Schedule 1.4(b) shall be the overhead amounts deemed charged to the Assets, but excluding liabilities, losses, costs, and expenses attributable to (i) Claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, and (iv) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Article 11. For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment (as defined in Section 9.4(a)). Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.
     (c) Notwithstanding the foregoing, Purchaser shall be responsible for certain Property Costs attributable to the drilling and completion of the Well(s) prior to the Effective Time as identified on Schedule 1.4(c).
     Section 1.5 Delivery and Maintenance of Records.
     (a) Seller, at Purchaser’s sole cost and expense shall deliver the Records to Purchaser within thirty (30) days following Closing. Seller may retain copies of any Records and shall have access to the Records following the Closing as provided below.
     (b) Purchaser, or its successors or assigns, for a period of seven (7) years following Closing, will (i) use commercially reasonable efforts to retain the Records, (ii) use commercially reasonable efforts to provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s sole cost and expense, and (iii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any Indemnity Claim made under Section 11.4 of this Agreement for review and copying.
ARTICLE 2
PURCHASE PRICE
     Section 2.1 Purchase Price.
     The purchase price for the Assets (the “Purchase Price”) shall be Three Hundred Million Dollars ($300,000,000.00) adjusted as provided in Section 2.2.

     Section 2.2 Adjustments to Purchase Price.
     The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:
     (a) Reduced by the aggregate amount of the following proceeds received by Seller between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens paid to third-parties on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of Hydrocarbon production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;
     (b) Reduced to the extent provided in Section 7.8 with respect to Preference Rights and Retained Assets;
     (c) (i) If Seller makes the election under Section 3.4(d)(i) with respect to a Title Defect, subject to the Individual Title Threshold or the Individual Environmental Threshold, as applicable, and in each case subject to the Aggregate Title Deductible, reduced by the Title Defect Amount with respect to such Title Defect, if the Title Defect Amount has been determined prior to Closing, or (ii) subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, increased by the Title Benefit Amount with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing;
     (d) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred at or after the Effective Time (including any overhead costs under Schedule 1.4(b) deemed charged to the Assets with respect to the Adjustment Period even though not actually paid and Property Costs, if any, attributable to the drilling and completion of the Well(s) described on Schedule 1.4(c)), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);
     (e) Reduced to the extent provided in Section 3.4(d)(iii) for any Properties excluded from the Assets pursuant to
Section 3.4(d)(iii);
     (f) Increased or reduced as agreed upon in writing by Seller and Purchaser;
     (g) Increased by the amount of merchantable Hydrocarbons stored in tanks and pipelines attributable to the ownership and operation of the Assets that belong to Seller as of the Effective Time, which shall be valued based upon the price reflected in existing Contracts of Seller for the sale of such Hydrocarbons; and
     (h) Reduced by the amount of funds held in suspense, as reflected on Schedule 11.3 (as may be adjusted for any subsequent changes in such amount); and
     (i) Adjusted as provided in Section 5.16 for any amounts attributable to Imbalances.

     Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.
     Section 2.3 Allocation of Purchase Price for Tax Purposes.
     Concurrent with the execution of this Agreement, Purchaser and Seller will agree upon an allocation of the unadjusted Purchase Price among the Assets, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. Such allocation of value shall be attached to this Agreement as Schedule 2.3 and shall be treated as Class V assets for purposes of Internal Revenue Service Form 8594. The “Tax Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.3, increased or reduced as described in this Article 2. Any adjustments to the Purchase Price other than the adjustments provided for in Sections 2.2(b) and 2.2(c) shall be applied on a pro rata basis to the amounts set forth on Schedule 2.3 for all Assets. After all such adjustments are made, any adjustments to the Purchase Price pursuant to Sections 2.2(b) and 2.2(c) shall be applied to the amounts set forth in Schedule 2.3 for the particular affected Assets. After Seller and Purchaser have agreed on the Tax Allocated Values for the Assets, Seller will be deemed to have accepted such Tax Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller and Purchaser agree (i) that the Tax Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Tax Allocated Values in notices to government authorities or in audit or other proceedings with respect to Taxes. Purchaser and Seller further agree that the portion of Tax Allocated Values included in Schedule 2.3 attributable to tangible personal property shall equal the fair value of such property on the Closing Date.
     Section 2.4 Deposit.
     Contemporaneous with the execution and delivery of this Agreement, Purchaser has deposited with Bank of Oklahoma N.A. (the “Escrow Agent”) an earnest money deposit in an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”) pursuant to an Escrow Agreement among Purchaser, Seller and Escrow Agent in the form attached hereto as Exhibit D. The Deposit shall be applied against the Purchase Price if the Closing occurs, or shall be otherwise distributed in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE 3
TITLE MATTERS
     Section 3.1 Seller’s Title.
     (a) Except for the special warranty of title referenced in Section 3.1(b) and without limiting Purchaser’s right to adjust the Purchase Price by operation of this Article 3, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Purchaser hereby acknowledges and agrees that Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be Purchaser’s right to adjust the Purchase Price to the extent provided in this Article 3 and (ii) after Closing, shall be pursuant to the special warranty of title referenced in Section 3.1(b).
     (b) The conveyance to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B hereto (the “Conveyance”) and contain a special warranty of Defensible Title (as defined below) by, through and under Seller, but not otherwise, to the Properties shown in Exhibit A-1, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise.
     (c) Purchaser shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported under this Article 3 and/or any Title Defect disclosed to or known by Purchaser prior to the Title Claim Date.
     (d) Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter (i) before Closing, as a Title Defect to the extent permitted by this Article 3, or (ii) after Closing, as a breach of Seller’s special warranty of title contained in the Conveyance to the extent permitted by this Section 3.1, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.
     Section 3.2 Definition of Defensible Title.
     As used in this Agreement, the term “Defensible Title” means that title of Seller with respect to the Properties shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances which:
     (a) Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Properties shown in Exhibit A-1 throughout the duration of the productive life of such Properties (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third parties on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Properties, except decreases in connection with those operations in which Seller may after the Effective Time be a non-consenting co-owner, decreases resulting from the establishment or amendment after the Effective Time of pools or units, and except as stated in such Exhibit A-1;
     (b) Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Properties shown in Exhibit A-1 not greater than the “working interest” shown in Exhibit A-1 for such Properties, without increase throughout the productive life of such Properties except as stated in Exhibit A-1 and except increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and
     (c) Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, Environmental Liabilities, or other defects.
     As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, Environmental Liability or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes Seller not to have Defensible Title in and to the Properties shown in Exhibit A-1 as of the Effective Time and the Closing Date. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Properties shown on Exhibit A-1, without causing a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-1 as of the Effective Time. Notwithstanding the foregoing, the following shall not be considered Title Defects:
1.	defects based solely on (i) lack of information in the Seller’s files, or (ii) references to a document(s) if such document(s) is not in Seller’s files;

2.	defects arising out of lack of corporate or other entity authorization, unless Purchaser provides affirmative evidence that the action was not authorized and results in a third-party’s actual and superior claim of title to the relevant Property;

3.	defects based on failure to record Leases issued by any Governmental Body, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Property is located;

4.	defects based on a gap in Seller’s chain of title in the county records as to fee Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in a Title Defect Notice; and

5.	defects that have been cured by applicable Laws of limitations or prescription.
     Section 3.3 Definition of Permitted Encumbrances.
     As used herein, the term “Permitted Encumbrances” means any or all of the following:
     (a) Royalties and any overriding royalties, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;
     (b) All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;
     (c) Preference Rights applicable to the Assets;
     (d) Third-party consent requirements and similar restrictions;
     (e) Liens for current Taxes or assessments not yet delinquent or, if delinquent, contested in good faith by appropriate actions as described on Schedule 3.3(e);
     (f) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, contested in good faith by appropriate actions as described on Schedule 3.3(f);
     (g) All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained prior to the sale or conveyance;
     (h) Excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;
     (i) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not unreasonably interfere with the operation of the Assets;
     (j) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;
     (k) Any encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;
     (l) Any matters shown on Exhibit A-1;
     (m) Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest;
     (n) Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold or Individual Environmental Threshold, as applicable, set forth in Section 3.4(j); and
     (o) Liens granted under applicable joint operating agreements.

     Section 3.4 Notice of Title Defect Adjustments.
     (a) To assert a claim of a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before five (5) days prior to the Closing (the “Title Claim Date”). Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Properties affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney, environmental attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be deemed to have waived its right to assert Title Defects that Seller has not been given notice on or before the Title Claim Date; provided, however, subject to the limitation set forth in Section 3.1(c), such waiver shall have no effect or limitation on the special warranty of title referenced in Section 3.1(b). For purposes of this Agreement, the term “Allocated Value” shall mean the portion of the Purchase Price that has been allocated to a Property in Exhibit A-1.
     (b) Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Properties affected, (iii) the Allocated Value of the Properties subject to such Title Benefit and (iv) the amount by which the Seller reasonably believes the Allocated Value of those Properties is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Claim Date.
     (c) Seller shall have the right, but not the obligation, to attempt, at its sole cost and expense, to cure or remove at any time prior to Closing (the “Cure Period”), unless the Parties otherwise agree, any Title Defects of which it has been advised by Purchaser.
     (d) Remedies for Title Defects.
     In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Seller shall, at its sole election, elect to:
     (i) subject to the Individual Title Threshold or the Individual Environmental Threshold, as applicable, and the Aggregate Title Deductible, reduce the Purchase Price by an amount agreed upon (“Title Defect Amount”) pursuant to Sections 3.4(g), 3.4(i) or 3.4(l) by Purchaser and Seller as being the value of such Title Defect, (taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby); provided, however, that the methodology, terms and conditions of Sections 3.4(g) and 3.4(l) shall control any such determination;
     (ii) indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement (the “Indemnity Agreement”) in the form attached hereto as Exhibit C; provided that Seller may solely elect only if from the effective date of Seller’s ownership interest, Seller’s books and records reflect Seller’s net share of accumulated cash flow from revenues received and expenditures paid attributable to any such interest for which the Title Defect is claimed;
     (iii) retain the entirety of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property; provided, however, that this remedy shall not be applicable if such Title Defect results from an increase in Seller’s working interest or decrease in Seller’s Net Revenue Interest in such Property; or
     (iv) if applicable, terminate this Agreement as provided herein.
     (e) Subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Property affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Property caused by such Title Benefits, as determined pursuant to Section 3.4(h).
     (f) Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to this Section 3.4.
     (g) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
     (i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
     (ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the undisputed and liquidated amount ;
     (iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;
     (iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

     (v) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects (other than those resulting exclusively from Environmental Liabilities) upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.
     (h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1.
     (i) Seller and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Purchaser are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Tarrant County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including, without limitation, petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either Party and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Party with respect thereto. Each Party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Purchaser shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Purchaser the amount, if any, so awarded by the Title Arbitrator to Purchaser.
     (j) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for (x) individual Title Defects (excluding Title Defects related to Environmental Liabilities) that do not exceed One Hundred Fifty Thousand Dollars ($150,000.00) (“Individual Title Threshold”); and (y) individual Environmental Liabilities that constitute Title Defects that do not exceed One Hundred Fifty Thousand Dollars ($150,000.00) (“Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for Title Defects (including without limitation those resulting from Environmental Liabilities) unless the amount of all such Title Defects (assuming that such Title Defect exceeds the Individual Title Threshold or the Individual Environmental Threshold, as applicable), in the aggregate (excluding any Title Defects cured or indemnified by Seller) exceeds Seventeen Million Dollars ($17,000,000.00) (the “Aggregate Title Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Defects in excess of such Aggregate Title Deductible.
     (k) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any increase in the Purchase Price for Individual Title Benefits that do not exceed (A) One Hundred Fifty Thousand Dollars ($150,000.00) (“Individual Benefit Threshold”); and (ii) in no event shall there be any increase in the Purchase Price for any Title Benefits unless the amount of all Title Benefits, in the aggregate, exceeds a deductible in an amount equal to Seventeen Million Dollars ($17,000,000.00) (“Aggregate Benefit Deductible”), after which point Seller shall be entitled to an increase to the Purchase Price in excess of such Aggregate Benefit Deductible.
     (l) Subject to the Individual Title Threshold and the Individual Environmental Threshold, as applicable, if the amount of all Title Defects is in excess of the Aggregate Title Deductible, then the Purchase Price shall be adjusted downward on account of additional Environmental Liabilities that constitute Title Defects, by a mutually agreed amount equal to the estimated costs of cleanup or remediation of such condition, or Seller, at its sole option, may elect to indemnify and save Purchaser harmless from and against all Claims associated with such Environmental Liabilities or to cure such Environmental Liabilities before or after Closing; provided, however, that if such cure shall take place after Closing, Seller shall first obtain Purchaser’s approval of any plan to cure such Environmental Liabilities, which approval shall not be unreasonably withheld or conditioned, and Seller, except with respect to any Wells not operated by Purchaser as of the Closing, shall use commercially reasonable efforts to complete such cure (i) within one (1) year following Purchaser’s approval of any such plan or (ii) as may be required by Laws of Governmental Bodies having jurisdiction with respect to the Assets affected by such plan. If Seller does not elect to so indemnify Purchaser or to so cure, and if the Parties have not agreed upon a Purchase Price adjustment amount, then the amount of such adjustment shall be determined in accordance with the provisions of Section 3.4(i) above, except that the Title Arbitrator will be an environmental law attorney or other professional with at least ten (10) years experience in oilfield environmental and cleanup matters.
     Section 3.5 Casualty or Condemnation Loss.
     (a) Purchaser shall assume all risk of loss with respect to, and any change in the condition of the Assets from the Effective Time until Closing for production of Hydrocarbons through normal depletion (including, but not limited to, the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear.
     (b) Subject to the provisions of Sections 8.1(f) and 8.2(f) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking exceeds ten percent (10%) of the Purchase Price, Purchaser shall nevertheless be required to close, and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser in a manner reasonably acceptable to Seller against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or taking or (iii) to treat such casualty or taking as a Title Defect with respect to the affected Property or Properties under Section 3.4. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking, except to the extent the Parties otherwise agree in writing.
     (c) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking is ten percent (10%) or less of the Purchase Price, Purchaser shall nevertheless be required to close and Seller shall, at Closing, pay to Purchaser all sums paid to Seller by third parties by reason of such casualty or taking and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Seller and its and their directors, officers, employees and agents) arising out of the casualty or taking.
     Section 3.6 Limitations on Applicability.
     The right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date; provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arise under, the Conveyance transferring the Assets from Seller to Purchaser.
     Section 3.7 Government Approvals Respecting Assets.
     (a) Purchaser, within thirty (30) days after Closing, shall file for approval with the applicable government agencies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Purchaser and Seller further agree promptly after Closing to take all other actions reasonably required of them by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use reasonable commercial efforts to obtain the approval by such federal or state agencies, as applicable, of Seller’s assignment documents requiring federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets. Purchaser shall timely provide Seller with the resignation and designation of operator instruments, approved copies of the assignment documents and other state and federal transfer documents.
     (b) Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:
     (i) Seller shall continue to hold record title to the affected Properties and other affected portion of the Assets as nominee for Purchaser;
     (ii) Purchaser shall be responsible for all assumed obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser was the record owner of such Properties and other portion of the Assets as of the Effective Time; and

     (iii) Seller shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s written instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Properties and other affected portion of the Assets other than those which arise as a result of an emergency where the failure to act may result in injury or damage to Persons or Property or are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser.
     (c) Denial of Required Governmental Approvals. If the federal or state agency fails to grant approval within twenty-four (24) months after the Closing, Seller may continue to hold record title to the affected Properties and other affected Assets as Purchaser’s nominee or, at Seller’s sole option, it may terminate this Agreement and all its obligations hereunder as to the affected Properties and other affected portion of the Assets by giving sixty (60) days written notice to Purchaser. Upon such termination: (i) this Agreement shall be null and void and terminated only as to the affected Properties and other affected portion of the Assets, (ii) Purchaser shall immediately reassign and return to Seller the assignment documents and any and all other documents, materials and data previously delivered to Purchaser with respect to the affected Properties and other affected portion of the Assets, and (iii) Seller shall pay to Purchaser the Allocated Value of the affected Property, without interest, less the proceeds of Hydrocarbon production received by Purchaser (which shall be retained by Purchaser as its sole property) net of all expenses, overhead, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens, liens, or encumbrances created by Purchaser which must be released prior to this payment) attributable to the affected Properties or other affected portion of the Assets from the Effective Time forward. In no event, however, shall Seller ever be required to reimburse Purchaser for any expenditures associated with workovers, recompletions, sidetracks, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Seller with respect to such affected Properties.
ARTICLE 4
ENVIRONMENTAL MATTERS
     Section 4.1 Assessment.
     Upon notice to Seller, Purchaser shall, subject to the provisions of Section 11.4(b)(vi), have the right to conduct an environmental assessment of all or any portion of the Assets (the “Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller. The Assessment shall be conducted at the sole cost and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.3 and Section 11.4(b)(vi). Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Assets (“Invasive Activity”), Purchaser shall furnish for Seller’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. If any of the proposed activities may unreasonably interfere with normal operation of the Assets, Seller may request an appropriate modification of the proposed Invasive Activity. Seller shall have the right to be present during any Assessment of the Assets and shall have the right, at its option and expense, to split samples with Purchaser. After completing any Assessment of the Assets, Purchaser shall, at its sole cost and expense, restore the Assets to their condition prior to the commencement of such Assessment (unless Seller requests otherwise) and shall promptly and properly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the Assessment. Purchaser shall maintain, and shall cause its officers, employees, representatives, consultants, agents and advisors to maintain, all information obtained by Purchaser pursuant to any Assessment or other due diligence activity as strictly confidential in perpetuity, unless disclosure of any facts as a result of such Assessment is required under any Environmental Laws. Purchaser shall provide Seller with a copy of the final product of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Assessment or Invasive Activity conducted on the Assets. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any Assessment conducted by, for or on behalf of Purchaser, Purchaser agrees that Seller shall be the responsible Party for disclosing such matters to the appropriate Governmental Bodies.
     Section 4.2 NORM, Wastes and Other Substances.
     Purchaser acknowledges that the Assets have been used for exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM and other wastes or hazardous substances. NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, hazardous substances, and NORM from the Assets.
     Section 4.3 Inspection Indemnity.
     PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES AND CLAIMS RESULTING FROM ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLER.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     Section 5.1 Generally.
     (a) Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers or managers of Seller or its general partner. “Actual knowledge” for purposes of this Agreement means information personally known by such officers or managers.
     (b) Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
     (c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.8 and 11.9 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 5.2 through 5.20.
     Section 5.2 Existence and Qualification.
     Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a foreign limited partnership where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.
     Section 5.3 Power.
     Seller has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
     Section 5.4 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.5 No Conflicts.
     Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 5.13, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of limited partnership, bylaws, limited partnership agreement or similar governing documents of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, Bond, mortgage, indenture, license or agreement to which Seller is a Party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any Laws applicable to Seller or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof, and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.

     Section 5.6 Liability for Brokers’ Fees.
     Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
     Section 5.7 Litigation.
     Except as set forth in: (a) Schedule 5.7(a), no investigation, proceeding, action, suit, or other legal proceeding of any kind or nature before any Governmental Body or arbitrator (including any take-or-pay claims) is pending or, to Seller’s knowledge, threatened to which Seller is a party and which relates to any portion of the Assets; and (b) Schedule 5.7(b), no notice in writing from any Governmental Body has been received by Seller claiming any violation of or noncompliance with any Law with respect to any portion of the Assets.
     Section 5.8 Taxes and Assessments.
     With respect to all Taxes related to the Assets, (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and (c) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith.
     With respect to all Taxes related to the Assets, except as set forth on Schedule 5.8, (a) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (b) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (c) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.
     Section 5.9 Compliance with Laws.
     Except as disclosed on Schedule 5.9, the Assets are, and the operation of the Assets is, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law.
     Section 5.10 Contracts.
     To the knowledge of Seller, Schedule 1.2(d) and Schedule 1.2(e) contains a complete list of the Material Contracts (including all amendments and modifications thereto). Seller has made available to Purchaser a true and correct copy of each such Material Contract, including all amendments and modifications thereto. As used herein, the term “Material Contracts” means any written or oral agreement, contract, commitment or understanding included among the Assets: (a) involving consideration with a total value in excess of Three Hundred Thousand

Dollars ($300,000.00). (i) which is not cancelable by Seller upon notice of 60 days or less without liability for further payment other than nominal penalty or (ii) pursuant to which Seller acquires any material portion of the raw materials, supplies or services used or consumed by it in the ownership and operation of the Assets; (b) the loss or termination of which would have a Material Adverse Effect; (c) involving the marketing or Hydrocarbons from the Assets which is not cancelable by Seller upon notice of 60 days or less without liability for further payment other than nominal penalty; (d) obligating Seller to drill additional wells or conduct other development operations in order to earn or continue to hold any portion of the Assets; provided, however, that oil and gas Leases, pooling orders and joint operating agreements will not be considered Material Contracts under clause (a), (b), (c) above or this clause (d); or (e) any other circumstance, document or agreement otherwise qualifying as a Title Defect under this Agreement. Except as disclosed on Schedule 5.10, to the knowledge of Seller, Seller has paid its share of all costs payable by it under the contracts and agreements described in Schedule 1.2(d), except those being contested in good faith. Seller is in compliance with all Contracts listed on Schedule 1.2(d) except as disclosed on Schedule 5.10 and except such non-compliance as would not, individually or the aggregate, have a Material Adverse Effect.
     Section 5.11 Payments for Hydrocarbon Production.
     Except as set forth on Schedule 5.11, to the knowledge of Seller, (a) all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and/or payable by Seller to any other interest owners in the Properties with respect to production occurring on or prior to the Effective Time under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.
     Section 5.12 Governmental Authorizations.
     To Seller’s knowledge, except as disclosed on Schedule 5.12, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Seller Operated Assets as currently owned and operated. Except as disclosed in Schedule 5.7(a), Schedule 5.7(b) or Schedule 5.12 and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Seller has operated the Seller Operated Assets in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of violation have been received by Seller, and no proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remedial action by Seller.
     Section 5.13 Preference Rights and Transfer Requirements.
     To Seller’s knowledge, except as disclosed on Schedule 5.13, none of the Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement.

     Section 5.14 Wells.
     Schedule 5.14 lists all Wells included in the Assets which during the period Seller has owned its interest and has been named the operator of any such Well(s) have been either shut in or temporarily abandoned. Schedule 5.14 lists all Wells included in the Assets which during the period Seller has owned its interest but has not operated any such Well(s) and which, to the knowledge of Seller, have been either shut in or temporarily abandoned by third parties other than Seller. To the knowledge of Seller, the Payout Balance as of the date hereof for each well included in the Assets that is owned and operated by Seller is properly reflected in Schedule 5.14 as of the date shown therein. The Payout Balance for each third party operated well included in the Assets is properly reflected in such Schedule 5.14 as of the date shown therein. “Payout Balance(s)” means the status of the recovery by Seller or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Seller therein will be reduced or increased when such amount has been recovered.
     Section 5.15 Outstanding Capital Commitments.
     As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Closing Date in excess of One Hundred Fifty Thousand dollars ($150,000.00) other than those shown on Schedule 5.15.
     Section 5.16 Imbalances.
     To Seller’s knowledge, except as disclosed on Schedule 5.16, as of the date hereof, Seller does not have any Imbalances arising with respect to the Assets, and (i) no Person is entitled to receive any material portion of the Seller’s Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) Seller is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements. For purposes of this Agreement, any Imbalances shall be valued at Two Dollars ($2.00) per Mcfe and become an adjustment to the Purchase Price at the Closing.
     Section 5.17 Condemnation.
     To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

     Section 5.18 Bankruptcy.
     To Seller’s knowledge, there are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or threatened against Seller or any Affiliate of Seller.
     Section 5.19 PUHCA/NGA.
     Seller is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “subsidiary” of a “holding company,” or a “public-utility company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. Seller is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.
     Section 5.20 Investment Company.
     Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller the following:
     Section 6.1 Existence and Qualification.
     Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; and Purchaser is duly qualified to do business as a foreign limited liability company in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties; and Purchaser is, or will be at the Closing, duly qualified to do business as a foreign limited liability company in the respective jurisdictions where the Assets are located.
     Section 6.2 Power.
     Purchaser has the limited liability company power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
     Section 6.3 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 6.4 No Conflicts.
     The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of formation or limited liability company agreement of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on Purchaser or the transactions contemplated hereby.
     Section 6.5 Liability for Brokers’ Fees.
     Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
     Section 6.6 Litigation.
     There are no actions, suits or proceedings pending, or to the knowledge of Purchaser’s officers and directors, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.
     Section 6.7 Financing.
     Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.
     Section 6.8 Limitation.
     Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, the special warranty of title referenced in Section 3.1(b), or confirmed in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, Purchaser represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets. Purchaser further represents and acknowledges (i) that it is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement, and (iii) all the information and data furnished to Purchaser by Seller (its officers, employers, representatives, consultants, agents or any third party on Seller’s behalf) is furnished only as an accommodation to Purchaser without any representation or warranty.
     Section 6.9 SEC Disclosure.
     Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended and applicable state securities laws.
     Section 6.10 Bankruptcy.
     There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser.
     Section 6.11 Qualification.
     Purchaser will, by the time of the Closing, be, and thereafter shall continue to be, qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located (except with respect to bonding requirements, which are controlled by Section 12.6), and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by the applicable state and federal Governmental Bodies, Purchaser will, by the time of the Closing or as soon as practicable thereafter, have, and will thereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases. For purposes of this Agreement, the term bond, lease bond, area-wide bonds or surety bonds mean “Bonds”, respectively. Purchaser represents and acknowledges that it is not relying on the effectiveness of Seller’s Bonds in purchasing the Assets; and in the event any of Seller’s Bonds are not released as a result of Purchaser’s failure to timely secure any such Bond in connection with the operation of the Assets, Purchaser shall indemnify Seller for any damages related to such failure pursuant to Section 11.4 of this Agreement.
ARTICLE 7
COVENANTS OF THE PARTIES
     Section 7.1 Access.
     (a) Between the date of execution of this Agreement and continuing until the Closing Date, Seller will give Purchaser and its representatives access to the Assets and access to the Records in Seller’s possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any confidentiality or other obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of Section 11.4(b)(vi) and the terms of that certain confidentiality agreement between Seller and Purchaser dated March 23, 2007 (the “Confidentiality Agreement”).
     (b) Purchaser acknowledges that the permission of the operator (if other than Seller) or another third person may be required before Purchaser will be able to inspect portions of the Properties and that such permission must be obtained prior to the inspection of such portions. Seller shall use reasonable efforts to obtain such permission for Purchaser upon Purchaser’s request. All inspections pursuant to this Section 7.1 shall be at Purchaser’s sole risk, cost, and expense, and Purchaser shall indemnify, defend, and hold Seller, its partners and their respective officers, directors, employees, contractors, and agents harmless from and against any and all losses, liabilities, liens, or encumbrances for labor or materials, claims, causes of action, and costs and expenses (including, but not limited to, attorneys’ fees) arising out of or related to any personal injury to or death of any Person or damage to property occurring to or on the Properties as a result of Purchaser’s exercise of its right under this Section 7.1. The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement. Purchaser agrees to comply with the rules, regulations, and instructions issued by Seller and other operators of the Properties regarding the actions of Purchaser while upon, entering, or leaving the Properties.
     Section 7.2 Government Reviews.
     Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby specifically including, but not limited to, the HSR Act, (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations, and (c) request early termination or waiver of any applicable waiting period under the HSR Act. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.
     Section 7.3 Notification of Breaches.
     Until the Closing,
     (a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.
     (b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.
     (c) If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the

Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.
     Section 7.4 Letters-in-Lieu; Assignments; Operatorship.
     (a) Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets on forms prepared by Seller and reasonably satisfactory to Purchaser to reflect the transaction contemplated hereby.
     (b) Seller will prepare and Seller and Purchaser will execute on the Closing Date all assignments necessary to convey to Purchaser all Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.
     (c) Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and will be decided in accordance with the terms of such agreements. However, Seller will assist Purchaser in its efforts to succeed Seller as operator of any Wells included in the Assets. Purchaser shall, promptly following Closing, file all appropriate forms and declarations or Bonds with federal and state agencies relative to its assumption of operatorship. For all Seller Operated Assets, Seller shall execute and deliver to Purchaser and Purchaser shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Purchaser.
     Section 7.5 Public Announcements.
     Purchaser shall not make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed); provided, however, the foregoing shall not restrict disclosures by Purchaser which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over Purchaser or its Affiliates.
     Section 7.6 Operation of Business.
     Except as set forth on Schedule 7.6, until the Closing, Seller (i) will operate its business in the ordinary course, (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of One Hundred Fifty Thousand dollars ($150,000.00) proportionate to Seller’s working interest, or make any capital expenditures in excess of One Hundred Fifty Thousand dollars ($150,000.00), proportionate to Seller’s working interest, or terminate, materially amend, execute or extend any material agreements affecting the Assets, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production and Equipment made in the ordinary course of business, consistent with past practices, and (vii) will not commit to do any of the foregoing. Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.
     Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability to Purchaser for the incorrect payment of delay rentals, royalties, shut-in payments or similar payments made during the period from the Effective Time to the Closing Date or for failure to make such payments through mistake or oversight (including Seller’s negligence).
     Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.6, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.
     Section 7.7 Financial Information.
     (a) Prior to and following Closing, Seller shall and shall use reasonable efforts to cause its accountants, counsel, agents and other third parties to cooperate with Purchaser and its representatives in connection with the preparation by Purchaser of financial statements and other financial data relating to the Assets (collectively, the “Financial Statements”) that are required to be included in any filing by Purchaser or its affiliates with the Securities and Exchange Commission.
     (b) Prior to and following Closing, Seller shall give Purchaser and its representatives reasonable access during normal business hours to the Assets, Records, and other financial data necessary for the preparation of the Financial Statements. If requested, Seller shall execute and deliver to the external audit firm that audits the Financial Statements (the “Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information), as may be reasonably requested by the Audit Firm, with respect to the Financial Statements, provided, that, Purchaser shall provide customary indemnity for any officer of Seller executing and delivering such representation letters to the Audit Firm.
     (c) Purchaser shall reimburse Seller for all third party out-of-pocket costs incurred by Seller with respect to Seller’s obligations under Sections 7 (a) and 7 (b) above.
     Section 7.8 Preference Rights and Transfer Requirements.
     (a) Purchaser’s purchase of the Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, Seller shall initiate all procedures which in Seller’s good faith judgment are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in

Schedule 5.13 with respect to the transactions contemplated by this Agreement. Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.
     (b) The portion of the Purchase Price to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) or that becomes a Retained Asset shall be the portion of the Purchase Price allocated thereto in Exhibit A-1. If a Preference Property or a Retained Asset affects only a portion of a Property and a portion of the Purchase Price has not been allocated specifically to such portion of a Property in Exhibit A-1, then the portion of the Purchase Price to be allocated to such Preference Property or Retained Asset shall be determined in a reasonable manner taking into account the net acreage (or net acre feet, as appropriate) that the portion of such Property affected by such Preference Property or Retained Asset bears to the net acreage (or net acre feet, as appropriate) in the entire Property. Any Preference Property or Retained Asset that is a Property shall include a pro rata share of all of Seller’s right, title and interest in, to and under all Contracts, Surface Contracts, Equipment, Hydrocarbon production and Records included in the Assets that are directly related or attributable to such Preference Property or Retained Asset.
     (c) If the holder of a Preference Right who has been offered a Preference Property pursuant to Section 7.8(a) elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Seller and Purchaser receive written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preference Property pursuant to Section 7.8(b). Except as provided in Section 7.8(d), if the holder of a Preference Right who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 7.8(a) does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, such Preference Property shall be conveyed to Purchaser at Closing subject to the rights, if any, of the holder of such Preference Right. In such event, Seller shall continue its efforts to obtain the waiver of such Preference Rights to the extent provided in Section 7.8(a) and Purchaser shall cooperate with such efforts. If the holder of a Preference Right elects to purchase a Preference Property subject to its Preference Right and Closing has already occurred with respect to such Preference Property, Purchaser shall be obligated to comply with such Preference Right to the extent, if any, that the same remains valid and enforceable with respect to this transaction and Purchaser shall be entitled to the consideration for the sale of such Preference Property from Purchaser to such Preference Right holder.
     (d) In the event
          (i) a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right; or
          (ii) an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise mutually agreed by Seller and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the portion of the Purchase Price which is allocated to such Retained Asset pursuant to Section 7.8(b).
          (iii) Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section. At the delayed Closing, Purchaser shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Assets, then such Retained Asset shall be eliminated from the Assets and this Agreement (unless Seller and Purchaser mutually agree to proceed with a closing on such Retained Asset in which case Purchaser shall be deemed to have waived any objection and shall be obligated to indemnify the Seller Indemnitees for all Claims) with respect to non-compliance with such Preference Rights and Transfer Requirements related to such Retained Asset.
     (e) Purchaser acknowledges that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the Parties’ agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.8(d)).
     Section 7.9 Tax Matters.
     (a) Subject to the provisions of Section 12.3, Seller shall be responsible for all Taxes related to the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) attributable to any period of time at or prior to the Closing Date, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time after the Closing Date. Regardless of which Party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date relating to the Assets and any supporting documentation provided by Seller to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.
     (b) Purchaser agrees to cooperate (at no cost or liability to Purchaser) with Seller so that Seller’s transfer of the Assets to Purchaser shall, at Seller’s election, be accomplished in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Code (a “Like-Kind Exchange”). If Seller so elects, Purchaser shall cooperate with Seller to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to pay the Purchase Price in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Purchaser agrees that Seller may assign its rights (but not its obligations) under this Agreement to a qualified intermediary as defined in Treasury Regulations Section 1.1031(k) — 1(g)(4)(iii) under United States Treasury Regulations, to qualify the transfer of the Purchase Price as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code. Notwithstanding the foregoing, (i) Seller agrees to indemnify and hold harmless Purchaser from any costs and expenses relating to its cooperation arising out of any such Like-Kind Exchange of Seller, which indemnity shall survive the Closing; (ii) nothing in this Section 7.9(b) is intended to relieve any Party from its obligations hereunder; (iii) Purchaser does not represent, warrant or covenant to Seller that any particular Tax treatment will be given to any such Like-Kind Exchange, including that the Like-Kind Exchange will qualify as a “like kind” exchange for purposes of Section 1031 of the Code; and (iv) the sale of the Assets shall not be contingent or otherwise subject to the consummation of any such Like-Kind Exchange.
     (c) Seller agrees to cooperate (at no cost or liability to Seller) with Purchaser so that Seller’s transfer of the Assets to Purchaser shall, at Purchaser’s election, be accomplished in a manner enabling the transfer to qualify as a part of a Like-Kind Exchange of property by Purchaser. If Purchaser so elects, Seller shall cooperate with Purchaser to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Purchaser reasonably requests in order to transfer the Assets in a manner which enables such transfer to qualify as part of a like-kind exchange of property by Purchaser within the meaning of Section 1031 of the Code, and Seller agrees that Purchaser may assign its rights (but not its obligations) under this Agreement to an exchange accommodation titleholder as defined in IRS Revenue Procedure 2000-37, to qualify the transfer of the Assets as a part of a like-kind exchange of property by Purchaser within the meaning of Section 1031 of the Code. Notwithstanding the foregoing, (i) Purchaser agrees to indemnify and hold harmless Seller from any costs and expenses relating to its cooperation arising out of any such Like-Kind Exchange of Purchaser, which indemnity shall survive the Closing; (ii) nothing in this Section 7.9(c) is intended to relieve any Party from its obligations hereunder; (iii) Seller does not represent, warrant or covenant to Purchaser that any particular Tax treatment will be given to any such Like-Kind Exchange, including that the Like-Kind Exchange will qualify as a “like kind” exchange for purposes of Section 1031 of the Code; and (iv) the purchase of the Assets shall not be contingent or otherwise subject to the consummation of any such Like-Kind Exchange.
     Section 7.10 Further Assurances.
     After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

     Section 7.11 Insurance.
     Effective as of the Closing Date, Purchaser shall carry and maintain the following: (i) general liability insurance with combined single limits per occurrence of not less than $1,000,000.00 for bodily injury and property damage, including property damage by blowout and cratering, completed operations, and contractual liability as respects any contract into which the Purchaser may enter under the terms of this Agreement; and (ii) operators extra expense insurance with limits of not less than $1,000,000.00 per occurrence, covering the costs of controlling a blowout, and certain other related and/or resulting costs and seepage and pollution liability.
     Section 7.12 Services Agreement
     Effective as of the Closing Date, Seller shall operate certain of the Assets and provide services related thereto pursuant to a services agreement (the “Transition Services Agreement”) in the form attached hereto as Exhibit E.
ARTICLE 8
CONDITIONS TO CLOSING
     Section 8.1 Conditions of Seller to Closing.
     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:
     (a) Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects , as of the Closing Date as though made on and as of the Closing Date;
     (b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than thirty percent (30%) of the unadjusted Purchase Price, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.8;
     (d) Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by Purchaser under Section 9.3;
     (e) Title Defects. The adjustment to the Purchase Price on account of the sum of all Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to the Closing, shall be less than thirty percent (30%) of the Allocated Value of the Properties;
     (f) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than thirty percent (30%) of the unadjusted Purchase Price;
     (g) Payment. Purchaser shall have paid the Closing Payment;
     (h) HSR Act. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and
     (i) Bonds. Purchaser shall have obtained or commenced the process to obtain the Bonds described in Section 12.6.
     Section 8.2 Conditions of Purchaser to Closing.
     The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:
     (a) Representations. The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);
     (b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than thirty percent (30%) of the unadjusted Purchase Price, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.8;
     (d) Deliveries. Seller shall have delivered to Purchaser duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by Seller under Section 9.2;
     (e) Title Defects. The adjustment to the Purchase Price on account of the sum of all Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to the Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to Closing, shall be less than thirty percent (30%) of the Allocated Value of the Properties;

     (f) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than thirty percent (30%) of the unadjusted Purchase Price; and
     (g) HSR Act. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).
ARTICLE 9
CLOSING
     Section 9.1 Time and Place of Closing.
     (a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Encore Operating, L.P. located at 777 Main Street, Suite 1400, Fort Worth Texas at 10:00 a.m., local time, on or before June 29, 2007, or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article 10.
     (b) The date on which the Closing occurs is herein referred to as the “Closing Date.”
     Section 9.2 Obligations of Seller at Closing.
     At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, the following:
     (a) the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;
     (b) letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;
     (c) a certificate, duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled;
     (d) one (1) original opinion of Seller’s General Counsel, dated as of the Closing, regarding the due authorization, execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby in form and substance reasonably satisfactory to Purchaser; and
     (e) one (1) original executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.
     Section 9.3 Obligations of Purchaser at Closing.
     At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, the following:
     (a) a wire transfer of the Closing Payment in same-day funds;

     (b) the Conveyance, duly executed by Purchaser;
     (c) letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;
     (d) a certificate, duly executed by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled; and
     (e) one (1) original opinion of Purchaser’s legal counsel, dated as of the Closing, regarding the due authorization, execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby in form and substance reasonably satisfactory to Seller.
     Section 9.4 Closing Payment & Post-Closing Purchase Price Adjustments.
     (a) Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to the Deposit and all the Purchase Price adjustments provided for in this Agreement. The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).
     (b) As soon as reasonably practicable after the Closing but not later than one hundred and twenty (120) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such Statement. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred eighty (180) days after the Closing Date. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to a nationally-recognized independent accounting firm as may be accepted by Purchaser and Seller, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Tarrant County, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the Parties or the accounting firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (y)

Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable.
     (c) All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to a bank and account specified by Seller in writing to Purchaser, and all payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.
ARTICLE 10
TERMINATION
     Section 10.1 Termination.
     Unless terminated earlier pursuant to other provisions provided herein, this Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of Seller and Purchaser; or (ii) by Seller, if Closing has not occurred on or before August 15, 2007 other than due to default by Seller, or (iii) by Purchaser, if Closing has not occurred on or before August 15, 2007, other than due to default by Purchaser.
     Section 10.2 Effect of Termination.
     If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.6, 6.5, 7.5, 10.3, 11.4(b)(vi), 11.8, 11.9.(a), 11.9.(b), 12.7, 12.13 and 12.16 of this Agreement, all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1(ii) or 10.1(iii) shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Sections 10.1(ii) or 10.1(iii) because a Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.
     Section 10.3 Distribution of Deposit Upon Termination.
     (a) If Seller is not in material default or material breach of this Agreement and Seller terminates this Agreement as the result of any material default or material breach by Purchaser of Purchaser’s obligations hereunder, then Seller may retain the Deposit as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto. It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages.

     (b) If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), then the parties shall instruct the Escrow Agent pursuant to the terms of the Escrow Agreement to (i) deliver the Deposit to Purchaser, free of any claims by Seller or any other Person with respect thereto and (ii) deliver any interest or other earnings on the Deposit to Seller, free and clear of any claims by Purchaser or any other Person with respect thereto.
     (c) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Purchaser pursuant to this Section 10.3.
ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS
     Section 11.1 Receipts.
     Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.
     Section 11.2 Expenses.
     Except for Royalty Amounts, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible, provided that Seller shall not agree to any adjustments to previously assessed costs for which Purchaser is liable without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Seller shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by Seller and relating to periods for which Purchaser is partially responsible.

     Section 11.3 Assumed Seller Obligations.
     Without limiting Purchaser’s rights to indemnity under this Article 11, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to, obligations to (i) pay working interests, royalties, overriding royalties and other interests held in suspense, as shown on Schedule 11.3, (ii) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties or otherwise pursuant to the Assets, (iii) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (iv) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties or otherwise pursuant to the Assets, (v) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (vi) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by applicable Laws or Environmental Laws, and (vii) pay working interests, royalties, overriding royalties and other interests payable to third parties on account of production from the Assets (collectively, “Royalty Amounts”) (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that Purchaser does not accrue any rights or assume any obligations or liabilities of Seller to the extent that they are:
     (i) attributable to or arise out of the Excluded Assets; or
     (ii) except for Royalty Amounts, the continuing responsibility of the Seller under Sections 11.1 and 11.2 or matters for which Seller is required to indemnify Purchaser under Section 11.4(c).
     Section 11.4 Indemnities.
     (a) Definitions.
     For purposes of this Agreement, the terms “Claim” or “Claims” mean, unless specifically provided otherwise, all claims (including, but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support, and wrongful termination of employment), damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the premises of or attributable to any Person or Persons or any Party or parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement or the ownership or operation of the Assets, including but not limited to Claims which arise out of or are directly or indirectly connected with vessels and/or the ownership, possession, management, manning, maintenance, supply, operation (including, but not limited to, ingress, egress, loading and unloading operations) or navigation of any vessel.

     The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:
     THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF PURCHASER INDEMNITEES, SELLER INDEMNITEES, INVITEES AND/OR THIRD PARTIES (BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF AN INDEMNITEE); AND/OR
     A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY PURCHASER INDEMNITEES, SELLER INDEMNITEES, INVITEES AND/OR THIRD PARTIES.
     (b) Purchaser Indemnity Obligation. Subject only to Section 11.4(c), Purchaser shall be responsible for and indemnify, defend, release and hold harmless Seller Indemnitees from and against all Claims caused by, arising out of or resulting from:
     (i) upon the occurrence of Closing, the Assumed Seller Obligations, REGARDLESS OF FAULT;
     (ii) upon the occurrence of Closing, the ownership, use or operation of the Assets after the Effective Time, REGARDLESS OF FAULT;
     (iii) Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 7, REGARDLESS OF FAULT;
     (iv) any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or confirmed in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(d), REGARDLESS OF FAULT;
     (v) upon the occurrence of Closing, the release from the Assets of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF FAULT; and
     (vi) Purchaser Indemnitees’ access under Section 4.1, Section 7.1, or otherwise, to the Assets, the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT.
     (c) Seller Indemnity Obligation. Subject to the limitations contained in Section 11.7, Seller shall be responsible for and indemnify, defend and hold harmless Purchaser against and from all Claims caused by, arising out of or resulting from:
     (i) the ownership, use or operation of the Excluded Assets;
     (ii) Seller’s breach of any of Seller’s covenants or agreements contained in Article 7; and

     (iii) any breach of any representation or warranty made by Seller contained in Article 5 of this Agreement or confirmed in the certificate delivered by Seller at Closing pursuant to Section 9.2(c).
     (d) Additional Provisions.
     It is the intention of the Parties that this Article 11 shall govern the allocation of risks and liabilities between Purchaser and Seller except to the extent that it is expressly stated (whether elsewhere in this Article 11 or in some other Article hereof) that the provisions of such other Article (or part thereof) shall control over the terms of all or part of this Article 11.
     Notwithstanding anything to the contrary contained in this Agreement, this Section 11.4 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 5, 6 and Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 9.2(c) or 9.3(d), as applicable.
     Except for Royalty Amounts, claims for Property Costs shall be exclusively handled pursuant to the Purchase Price adjustments in Section 2.2, and pursuant to Section 11.2, and shall not be subject to indemnification under this Section 11.4.
     In connection with Purchaser Indemnitees’ access to the Assets prior to Closing, the Parties acknowledge that such access may be subject to, confidentiality, agreements, releases or other agreements required by Seller or the operator of non-Seller Operated Properties. In the event of a conflict between the provisions of such agreements and Section 11.4(b)(vi) of this Agreement, Section 11.4(b)(vi) of this Agreement shall control.
     Section 11.5 Indemnification Actions.
     All claims for indemnification under Section 11.4 shall be asserted and resolved as follows:
     (a) For purposes of this Article 11, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement. The term “Indemnified Party” shall mean the Party or Parties having the right to be indemnified by another Party or Parties pursuant to the terms of this Agreement.
     (b) To make a claim for indemnification (“Indemnity Claim”) under Section 11.4, and/or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 11, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.5 shall not relieve the Indemnifying Party of its obligations under Section 11.4 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.
     (c) The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
     (d) If the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may (at its sole cost and expense) participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
     (e) If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
     Section 11.6 Release.
     (a) PURCHASER RELEASES, REMISES AND FOREVER DISCHARGES SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST SELLER INDEMNITEES, RELATING DIRECTLY OR INDIRECTLY TO THE ASSETS, INCLUDING WITHOUT LIMITATION CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, REGARDLESS OF FAULT, BUT EXCLUDING MATTERS FOR WHICH PURCHASER IS ENTITLED TO INDEMNITY FROM SELLER.

     (b) Purchaser covenants and agrees that it will not attempt to avoid the effect of the release made by it hereinabove by later arguing that at the time of the release it did not fully appreciate the extent of any such Claims, including without limitation, environmental Claims.
     Section 11.7 Limitation on Actions.
     (a) The representations and warranties of the parties in Articles 5 and 6 terminate one year after Closing, except that Section 6.11 shall survive indefinitely. The remainder of the representations, warranties, covenants and agreements provided for in this Agreement shall survive Closing for one (1) year except that covenants and agreements contemplated to be complied with or performed following the Closing shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation, warranty, covenant or agreement on or before its expiration date.
     (b) The indemnities in Sections 11.4(b)(iii) and 11.4(b)(iv) and 11.4(c)(ii) and 11.4(c)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to Claims asserted pursuant to this Agreement with respect to the breach of such representation, warranty, covenant or agreement on or before such termination date. Purchaser’s indemnities in Sections 7.9(c), 11.4(b)(i), 11.4(b)(ii), 11.4(b)(v), and 11.4(b)(vi) and Seller’s indemnities under Sections 7.9(b) and 11.4(c)(i) shall continue without time limit.
     (c) Neither Seller nor Purchaser shall have any liability for any indemnification under Section 11.4 until and unless the aggregate amount of the liability for all Claims for which Claim Notices are delivered by Purchaser or Seller, as applicable, exceeds five percent (5%) of the Purchase Price, and then only to the extent such damages exceed such five percent (5%) of the Purchase Price. The adjustments to the Purchase Price under Section 2.2 and any payments in respect thereof shall not be limited by this Section.
     (d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither party shall be required to indemnify the other Party for aggregate damages in excess of an amount equal to fifty percent (50%) of the final Adjusted Purchase Price.
     Section 11.8 Disclaimers.
     (a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

     (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS (INCLUDING THOSE CONTEMPLATED IN LOUISIANA CIVIL CODE ARTICLES 2475, AND 2520 THROUGH 2548), FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.
     (c) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.
     Section 11.9 Waiver of Trade Practices Acts.
     (a) It is the intention of the Parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”) or the Louisiana unfair trade practices and consumer protection law, La. R.S. 51:1402, et seq. (the “UTPCPL”). As such, Purchaser hereby waives the applicability of the DTPA and the UTPCPL to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA and/or the UTPCPL, whether such duties, rights and remedies are applied directly by the DTPA or the UTPCPL itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive § 17.555 of the DTPA. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as contemplated in this Agreement; and that it is not in a significantly disparate bargaining position with Seller.
     (b) Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and the UTPCPL and this waiver of the DTPA and the UTPCPL. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA and the UTPCPL.
     Section 11.10 Recording.
     As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties and/or parishes and provide Seller with copies of all recorded or approved instruments.
     The conveyance in the form attached hereto as Exhibit B is intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Conveyance and also are described and covered other separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B. Further, such assignments shall be deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.
ARTICLE 12
MISCELLANEOUS
     Section 12.1 Counterparts.
     This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
     Section 12.2 Notice.
     All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Purchaser:	crow creek energy II l.l.c.
2100 S. Utica, Suite 200
Tulsa, OK 74114
Attn: Maurice Storm
Telephone: (918) 745-1706
Telecopy: (918) 745-1701

With a copy to:	Conner & Winters
4000 One Williams Center
Tulsa, OK 74172-0148
Attn: Lawrence A. Hall, Esq.
Telephone: (918) 586-8585
Telecopy: (918) 586-8685

If to Seller:	Encore Operating, L.P.
777 Main Street, Suite 1400
Fort Worth, Texas 76102
Attn: Kevin Treadway
Vice President Land
Telephone: (817) 877-9955
Telecopy: (817) 877-1655
Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
     Section 12.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees.
     Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Seller will determine, and Purchaser agrees to cooperate with Seller in determining, sales tax, if any, that is due in connection with the sale of Assets and Purchaser agrees to pay any such tax to Seller at Closing. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.
     Section 12.4 Expenses.
     Except as provided in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by

Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
     Section 12.5 Change of Name.
     As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate the names “Encore Acquisition Company”, “Encore Operating, L.P.”, “Encore” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
     Section 12.6 Replacement of Bonds.
     The Parties understand that none of the Bonds described on Schedule 12.6 posted by Seller with Governmental Bodies and relating to the Assets are transferable to Purchaser. Prior to Closing, Purchaser shall have commenced the process of obtaining, or cause to be obtained in the name of Purchaser, such Bonds, and Purchaser shall complete the process of obtaining such Bonds as soon as practicable following the Closing.
     Section 12.7 Governing Law and Venue.
     THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN TARRANT COUNTY, TEXAS.
     Section 12.8 Captions.
     The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     Section 12.9 Waivers.
     Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 12.10 Assignment.
     No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void; provided,however, it is acknowledged and agreed that pursuant to the terms and provisions of the Escrow Agreement and the transactions contemplated therein, Seller shall assign or otherwise transfer to Chicago Deferred Exchange Company (and/or an affiliate of Seller) Seller’s rights under this

Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     Section 12.11 Entire Agreement.
     The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
     Section 12.12 Amendment.
     (a) This Agreement may be amended or modified only by an agreement in writing executed by both Parties.
     (b) No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
     Section 12.13 No Third-Party Beneficiaries.
     Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any Claims, remedy or right of any kind, except as to those rights expressly provided to Seller Indemnitees and Purchaser Indemnitees (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnitee or a Purchaser Indemnitee must be made and administered by a Party to this Agreement).
     Section 12.14 References.
     In this Agreement:
     (a) References to any gender includes a reference to all other genders;
     (b) References to the singular includes the plural, and vice versa;
     (c) Reference to any Article or Section means an Article or Section of this Agreement;
     (d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
     (e) Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and
     (f) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
     Section 12.15 Construction.
     Purchaser is a Party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.
     Section 12.16 Limitation on Damages.
     Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the Parties acknowledge that this Agreement does not authorize one Party to sue for or collect from the other Party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each Party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other Party for its own such damages in connection with this Agreement and the transactions contemplated hereby.
     Section 12.17 Conspicuousness.
     The Parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.
     Section 12.18 Severability.
     If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.
     Section 12.19 Time of Essence.
     Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first above written.
PURCHASER:
CROW CREEK ENERGY II L.L.C.

/s/ Maurice Storm
By: Maurice Storm

Title: President and CEO

SELLER:

ENCORE OPERATING, L.P.

By: EAP Operating Inc., sole general partner

/s/ Kevin Treadway By: Kevin Treadway

Title: Vice President Land